Exhibit 21.1

SUBSIDIAIRES OF GLOBAL
MOFY METAVERSE LIMITED

Subsidiaries	Place of Incorporation
Global Mofy HK Limited	Hong Kong SAR
Mofy Metaverse (Beijing) Technology Co., Ltd.	People’s Republic of China
Global Mofy (Beijing) Technology Co., Ltd.	People’s Republic of China
Shanghai Mo Ying Fei Huan Technology Co., Ltd.	People’s Republic of China
Kashi Mofy Interactive Digital Technology Co., Ltd.	People’s Republic of China
Xi’an Digital Cloud Technology Co., Ltd.	People’s Republic of China
Mofy (Beijing) Film Technology Co., Ltd.	People’s Republic of China
Zhejiang Mofy Metaverse Technology Co., Ltd.	People’s Republic of China